Exhibit 99.1

uVuMobile Completes Strategic Investment

Raises Over $2 Million In Convertible Debentures

ATLANTA, Ga. – December 18, 2007 – uVuMobile, Inc.™ (OTCBB: UVUM.OB) (the “Company”) announced today that it has completed a strategic investment by way of a private placement of over $2 million of convertible debentures.  Net proceeds after the deduction of expenses and fees are intended to be used primarily for working capital and general corporate purposes.

 “We welcome the support and confidence shown by the participation of several institutional investors in this strategic investment to assist the Company in pursuing revenue-generating contracts to put us on the path to profitability,” said Mr. Loughman, President & CEO of uVuMobile.  “The proceeds from this investment will aid our continued efforts to execute on our mobile services platform strategy and diversify our product line.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities.  The convertible debentures, the warrants and the common stock issuable upon conversion of the debentures and exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares underlying the convertible debentures and warrants within 120 days of closing of this transaction.

About uVuMobile

uVuMobile recognizes the ever-increasing demand for personalized, interactive entertainment content anytime and anywhere on media-enabled devices by offering a full suite of products that effectively deliver video and audio content to mobile handsets. uVuMobile provides back-end media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market. These services are now available to entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain.  uVuMobile now offers ad supported and white label mobile video services. For additional information, please visit www.uvumobile.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning uVuMobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, financial results, financial position and liquidity are included in uVuMobile’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and in other reports filed by uVuMobile with the SEC subsequent to the filing of such Form 10-K. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from uVuMobile’s web site at www.uvumobile.com. uVuMobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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